Exhibit 99.1

CONTACT:	Investors	Media
	EVC GROUP	EVC GROUP
	Douglas Sherk, 415-896-6820	Chris Toth, 415-896-6820
Jennifer Beugelmans, 415-896-6820

   FOR IMMEDIATE RELEASE

STAAR SURGICAL APPOINTS NEW INDEPENDENT BOARD MEMBER

   David L. Schlotterbeck, Public Company Veteran Executive, Replaces Retired Board Member, John R. Gilbert

MONROVIA, CA, Jan. 21, 2005 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that its Board of Directors has appointed David L. Schlotterbeck (age 57), as a new independent board member.

Mr. Schlotterbeck has nearly 20 years of experience in executing corporate turnarounds of global companies, including the development of strategies to accelerate growth. Since 1986, Mr. Schlotterbeck has successfully implemented transforming strategies, which have dramatically increased value at three public companies and one subsidiary division of a public company, ranging in size from $250 million in annual sales to $600 million.

Currently, Mr. Schlotterbeck serves as the Chairman and CEO of Clinical Technologies and Services, a business segment of Cardinal Health with revenues of more than $2 billion annually, and is an officer of Cardinal Health. He is directly responsible for the segment’s patient point-of-care strategy as well as other key products and services that generate a substantive portion of Cardinal Health’s annual operating earnings.

“We are very excited to welcome Dave to the Board of Directors and believe that his executive experience at a wide range of public companies, as well as his extensive knowledge of the medical device industry, uniquely qualify him to serve on our Board,” said David Bailey, President and CEO of STAAR Surgical. “Dave’s understanding of the processes required to successfully launch new products within a highly regulated framework and to implement strategies to support future product growth and market penetration, will allow him to offer the Board a highly relevant perspective. We look forward to working with Dave at the Board level.”

Prior to joining Clinical Technologies and Services, Mr. Schlotterbeck was the president and CEO of ALARIS Medical Systems, a developer and marketer of products for the safe delivery of intravenous medicines, which was acquired by Cardinal Health in July 2004. During his tenure at ALARIS, the Company was named the best performing stock for all three major US exchanges. In addition Mr. Schlotterbeck was named CEO of the year for medical device companies in 2002 by Frost and Sullivan. Mr. Schlotterbeck has in-depth international experience, as well as experience in identifying acquisition targets, negotiating merger agreements, integrating acquisitions and successful divestitures.

Mr. Schlotterbeck earned a Bachelor of Sciences degree in electrical engineering from the General Motors Institute and a Masters of Science in electrical engineering from Purdue University. He has also completed the Executive Institute program at Stanford University.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL™ as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide. It is currently under review by the FDA for use in the United States.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to FDA warning letters, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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